Exhibit 14.1

CĪON INVESTMENT CORPORATION
CĪON INVESTMENT MANAGEMENT, LLC
CODE OF ETHICS

This Code of Ethics (the "Code") has been adopted by each of CĪON Investment Corporation (the "Company") and CĪON Investment Management, LLC (the "Adviser" and together with the Company, "CĪON Investment"), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), and, in the case of the Adviser, Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the "Advisers Act").  The purpose of this Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company may abuse their fiduciary duty to the Company, and otherwise to deal with the types of conflict of interest situations which Rule 17j-1 is intended to address.

The Code is based on the principle that the directors and officers of the Company, and the managers, officers and employees of the Adviser, who provide investment advisory services to the Company, owe a fiduciary duty to the Company to conduct their personal securities transactions in a manner that does not interfere with the Company's transactions or otherwise take unfair advantage of their relationship with the Company.  Additionally, all Covered Personnel owe our clients a fiduciary duty, which prohibits you from: (1) engaging, directly or indirectly in any business investment in a manner detrimental to our clients, (2) taking any actions or making any decisions that are inconsistent with loyalty, honesty, and good faith toward the Company and its clients, or that violate federal securities laws or any other applicable law, rule, or regulation, and (3) using confidential information gained through your connection to the Company in a manner detrimental to any client.   All directors, managers, officers and employees of the Company and the Adviser ("Covered Personnel") are expected to adhere to these general principles as well as to comply with all of the specific provisions of this Code that are applicable to them.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duty to the Company.  Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its shareholders.  In sum, all Covered Personnel shall place the interests of the Company before their own personal interests.

All Covered Personnel must read and retain this Code.

SECTION I: STATEMENT OF PURPOSE AND APPLICABILITY

(A) Statement of Purpose

It is the policy of CĪON Investment that no affiliated person of CĪON Investment shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Company;

(1)	Employ any device, scheme or artifice to defraud the Company;

(2)	Make any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

(3)	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

(4)	Engage in any manipulative practice with respect to the Company.

(B) Scope of the Code

In order to prevent Access Persons, as defined in Section II, paragraph (A) below, from engaging in any of these prohibited acts, practices or courses of business, the Board of Directors of the Company has adopted this Code.

SECTION II:  DEFINITIONS

(A)	Access Person. "Access Person" means any director, officer, or "Advisory Person" of the Company or the Adviser.

(B)	Advisory Person. "Advisory Person" of the Company or the Adviser means: (i) any employee of the Company or the Adviser or of any company in a control relationship to the Company or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company or the Adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a Covered Security by the Company. For purposes of this Code, an Advisory Person shall be deemed to include such persons that otherwise would meet the definition of "Supervised Person" in Section 202(a)(25) of the Investment Advisers Act of 1940, as amended.[1]

(C)	Automatic Investment Plan. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan, automatic rebalancing plan, or other similar program with a predetermined schedule and allocation..

(D)	Beneficial Interest. "Beneficial Interest" includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, registered domestic partner, dependent children, or any person living with him or her or to whom he or she contributes economic support. In addition, you should consider yourself to have a Beneficial Interest in securities held by other persons where by reason of any contract, arrangement, understanding, or relationship you have sole or shared voting or investment power.

(E)	Beneficial Ownership. "Beneficial Ownership" shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(F)	Chief Compliance Officer. "Chief Compliance Officer" means the Chief Compliance Officer of the Company. The Chief Compliance Officer is Stephen Roman. For purposes of this Code, "Chief Compliance Officer" shall be deemed to include his or her designees.

(G)	Control. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(H)	Covered Security. "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include (i) direct obligations of the Government of the United States; (ii) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds).

(I)	Company. The "Company" means CĪON Investment Corporation, a Maryland corporation.

(J)	Designated Officer. "Designated Officer" shall mean the officer of the Company designated by the Board of Directors from time to time to be responsible for management of compliance with this Code. The Designated Officer may appoint a designee to carry out certain of his or her functions pursuant to this Code. Unless otherwise indicated, the Designated Officer will be the Chief Compliance Officer.

(K)	Disinterested Director. "Disinterested Director" means a director of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

(L)	Initial Public Offering. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (the "Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(M)	Investment Personnel. "Investment Personnel" means: (i) any employee of the Company (or of any company in a control relationship to the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company; and (ii) any natural person who controls the Company and who obtains information concerning recommendations regarding the purchase or sale of securities by the Company.

(N)	Limited Offering. "Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

(O)	Manual. "Manual" means the Adviser's Compliance Manual.

(P)	Purchase or Sale of a Covered Security. "Purchase or Sale of a Covered Security" is broad and includes, among other things, the writing of an option to purchase or sell a covered security, or the use of a derivative product to take a position in a Covered Security.

(R)	Restricted List. "Restricted List" means a list of securities or other investments that may pose a conflict of interest or similar concern for the Company and/or the Adviser.

1 "Supervised Person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

SECTION III: STANDARDS OF CONDUCT

(A) General Standards

(1)	No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Company or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Company or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company or its shareholders.

(2)	Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Company shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

(3)	No Access Person shall dispense any information concerning securities holdings or securities transactions of the Company or the Adviser to anyone outside the Company, without obtaining prior written approval from the Designated Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

(a)	when there is a public report containing the same information;

(b)	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates;

(c)	when such information is reported to directors of the Company; or

(d)	in the ordinary course of his or her duties on behalf of the Company.

(4)	Conflicts of Interest. Conflicts of interest may exist between various individuals and entities, including CĪON Investment, Access Persons, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for CĪON Investment, its Access Persons, and/or clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

CĪON Investment's policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest.  However, written policies and procedures cannot address every potential conflict, so Advisory Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts.  Conflicts of interest that involve CĪON Investment and/or its Advisory Persons on the one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of CĪON Investment and its Advisory Persons.  If an Advisory Person believes that a conflict of interest has not been identified, disclosed, or appropriately addressed, that Advisory Person should promptly bring the issue to the Chief Compliance Officer's attention.

In some instances, conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged.  Advisory Persons should notify the Chief Compliance Officer promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

It may sometimes be beneficial for CĪON Investment to be able to retroactively demonstrate that it carefully considered particular conflicts of interest.  The Chief Compliance Officer may use the form of Conflicts of Interest Log attached hereto as Exhibit A or similar form or software solution to document CĪON Investment's assessment of, and response to, such conflicts.  Reference also is made to the "Conflicts of Interest" policy contained in the Code of Conduct attached as Appendix D-2 to the Manual.

(B) Prohibited Transactions

(1)	General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Company or Client of the Adviser, or is held in the portfolio of the Company, unless such Access Person shall have obtained prior written approval for such purpose from the Designated Officer.

(a)
An Access Person who becomes aware that CĪON Investment is considering the purchase or sale of any Covered Security by any person (an issuer) must immediately notify the Designated Officer of any interest that such Access Person may have in any outstanding Covered Securities of that issuer.

(b)	An Access Person shall similarly notify the Designated Officer of any other interest or connection that such Access Person might have in or with such issuer.

(c)
Once an Access Person becomes aware that CĪON Investment is considering the purchase or sale of a Covered Security or that the Company holds a Covered Security in its portfolio, such Access Person may not engage, without prior approval of the Designated Officer, in any transaction in any Covered Securities of that issuer.

(d)	The foregoing notifications or permissions shall be in writing; however, the Chief Compliance Officer may waive this requirement in his sole discretion.

(2)	Initial Public Offerings and Limited Offerings. Investment Personnel must obtain approval from the Company's Chief Compliance Officer or the Adviser's Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(3)	Blackout Periods. No Investment Personnel shall execute a securities transaction in any security that the Company owns or is considering for purchase or sale.

(4)	Company Acquisition of Shares in Companies that Investment Personnel Hold Through Limited Offerings. Investment Personnel who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Designated Officer when they are involved in the Company's subsequent consideration of an investment in the issuer, and the Company's decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

(5)	Gifts. As a general matter, no Access Person may accept, directly or indirectly, any gift, favor, or service of more than a de minimis value from any person with whom he or she transacts business on behalf of CĪON Investment under circumstances when to do so would conflict with CĪON Investment's best interests or would impair the ability of such person to be completely disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of CĪON Investment. For the detailed gift policy, reference is made to the "Gift" policy contained in Appendix E attached to the Manual.

(6)	Service as Director. No Access Person shall serve on the board of directors of a portfolio company of the Company without prior written authorization of the Designated Officer based upon a determination that the board service would be consistent with the interests of the Company and its shareholders and the Adviser.

(7)	Restricted List. No Access Person may engage in any transaction relating to a security on the Restricted List.

SECTION IV:  PROCEDURES TO IMPLEMENT CODE OF ETHICS

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist CĪON Investment in preventing, detecting, and imposing sanctions for violations of this Code.  Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Designated Officer.

(A)	Applicability

All Access Persons are subject to the reporting requirements set forth in Section IV(B) except:

(1)	with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control;

(2)	a Disinterested Director, who would be required to make a report solely by reason of being a Director, need not make: (1) an initial holdings or an annual holdings report; and (2) a quarterly transaction report, unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately before or after such Disinterested Director's transaction in a Covered Security, the Company purchased or sold the Covered Security, or the Company or the Adviser considered purchasing or selling the Covered Security; and

(3)	an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by CĪON Investment with respect to the Access Person in the time required by subsection (B)(2) of this Section IV, if all of the information required by subsection (B)(2) of this Section IV is contained in the broker trade confirmations or account statements, or in the records of CĪON Investment, as specified in subsection (B)(4) of this Section IV. Notwithstanding the forgoing, the Designated Officer may require any Access Person to file quarterly transaction reports in his sole discretion.

(B)	Report Types

(1)	Initial Holdings Report. An Access Person must file an initial holdings report not later than ten (10) days after that person became an Access Person. The initial holdings report must: (a) contain the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (b) identify any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (c) indicate the date that the report is filed with the Designated Person. Initial holdings reports also must disclose the existence of all accounts that hold any securities, even if none of those securities fall within the definition of a Covered Security. A copy of a form of such report is attached hereto as Exhibit B; provided, however, the Company may utilize a software solution for reporting of such holdings.

(2)	Quarterly Transaction Report. Except as set forth in Section IV(B)(4) below, an Access Person must file a quarterly transaction report not later than thirty (30) days after the end of a calendar quarter.

(a)	With respect to any transaction made during the reporting quarter in a Covered Security in which such Access Person had any direct or indirect beneficial ownership, the quarterly transaction report must contain: (i) the transaction date, title, interest date and maturity date (if applicable), the number of shares and the principal amount of each Covered Security; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer or bank through which the transaction was effected; and (v) the date that the report is submitted by the Access Person. A copy of a form of such report is attached hereto as Exhibit C; provided, however, CĪON Investment may utilize a software solution for reporting such holdings.

(b)	With respect to any account established by the Access Person in which any securities even if none of those securities fall within the definition of a Covered Security, were held during the quarter for the direct or indirect benefit of the Access Person, the quarterly transaction report must contain: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the date the account was established; and (iii) the date that the report is submitted by the Access Person.

If an Access Person did not have any transactions or account openings to report, this should be indicated on the Quarterly Transaction Report within thirty (30) days of the end of each calendar quarter.

(3)	Annual Holdings Report. After the date on which a person becomes an Access Person, an Access Person must file an annual holdings report as of a date established by the Chief Compliance Officer. The annual report must contain the following information (which information must be current as of a date no more than 45 days before the report is submitted): (a) the title, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and (c) the date the report is submitted. Annual holding reports must disclose the existence of all accounts that hold any securities, even if none of those securities fall within the definition of a Covered Security. A copy of a form of such report is attached hereto as Exhibit D; provided, however, CĪON Investment may utilize a software solution for reporting such holdings.

(4)	Account Statements. At the CCO's request, each Access Person will direct his or her broker to provide to the Designated Officer copies of periodic statements for all investment accounts in which they have Beneficial Ownership ("Account Statements"). To the extent such Account Statements provide the information required in quarterly transaction reports, as set forth above, such Access Person will not be required to file such quarterly transaction reports. Notwithstanding the foregoing, the Designated Officer may require any Access Person to file quarterly transaction reports in his sole discretion.

(5)	Company Reports. No less frequently than annually, the Company and the Adviser must furnish to the Company's board of directors (the "Board"), and the Company's Board must consider, a written report that:

(a)	describes any issues arising under the Code or its procedures since the last report to the Board, including but not limited to, information about material violations of the Code or its procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Company or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(6)	Pre-Clearance Reports. Access Persons must have written clearance from the Designated Officer for all Covered Security transactions (including, but not limited to: IPOs, Limited Offerings, and issuers on the Restricted List) before completing the transactions. Pre-clearance shall not be required either for securities not falling under the definition of Covered Securities or for: (A) exchange traded notes ("ETNs") or exchange traded funds ("ETFs") structured as unit investment trusts or open-end funds, (B) the purchases or sales of municipal securities, (C) purchases or sales of currencies or commodities, (D) purchases or sales of options and futures on currencies, ETFs, ETNs, commodities, or for any other security that does not otherwise require pre-clearance. Acquisitions or dispositions of Covered Securities though stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities do not require pre-clearance. Similarly, other non-volitional events, such as the exercise or assignment of an option contract at expiration do not require pre-clearance. CĪON Investment may disapprove any proposed transaction, at any time for any reason, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. In certain circumstances the reason for denial of pre-clearance requests or revocation of approval may not be disclosed to the Access Person. Access Persons will submit requests for pre-clearance of Covered Security transactions using the Trade Pre-Clearance Form attached as Exhibit E or similar document authorized by the Chief Compliance Officer; provided, however, CĪON Investment may utilize a software solution for submitting and making determinations with respect to such requests.

The Adviser maintains a Restricted List that prohibits Access Persons from trading in certain securities under a variety of circumstances.  The Restricted List consists of any securities that may pose a conflict of interest for Employees.  The Restricted List is maintained and updated when necessary by the Legal Department.  Pre-clearance requests of Access Persons are compared against the Restricted List by a member of the Legal Department and/or the Designated Officer and the proposed transaction may be disapproved if it appears on the Restricted List or otherwise appears improper.  Transaction in Covered Securities placed by Access Persons without written clearance may be violations and  are reported to the Chief Compliance Officer and the Co-Chief Executive Officers.

(C)	Disclaimer of Beneficial Ownership. Any report required under this Section IV may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(D)	Managed Accounts. An Access Person is not required to submit reports with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a managed account by an investment adviser on a discretionary basis. For these accounts, the Access Persons must submit a (i) copy of the discretionary account agreement; and (ii) written certification from the unaffiliated investment adviser at the time of becoming an Access Person or account opening and annually, thereafter, that certifies that the Access Person has no discretion or control over the transactions. The Chief Compliance Officer is responsible for maintaining discretionary account agreements and certifications.

(E)	Review of Reports. The reports required to be submitted under this Section IV shall be delivered to the Chief Compliance Officer. The Chief Compliance Officer shall review such reports, including custodian/broker statements, to determine whether any transactions recorded therein constitute a violation of the Code. Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material. The Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f). A member of the Legal Department will monitor the Chief Compliance Officer's personal securities transactions for compliance with this policy.

(F)	Acknowledgment and Certification. Upon becoming an Access Person and annually thereafter, all Access Persons shall sign an "acknowledgment and certification" of their receipt of and intent to comply with this Code in the form attached hereto as Exhibit F and return it to the Designated Officer. Each Advisory Person must also certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access Person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. The Designated Officer may use the form of Code of Ethics Acknowledgment Log attached as Exhibit G or similar form to document the Company's receipt of the acknowledgment and certification of the Code of Ethics and the Code of Conduct, provided however, CĪON Investment may utilize a software solution for such receipt of the acknowledgment and certification of the Code of Ethics and the Code of Conduct.

(G)	Records. CĪON Investment shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and Rule 204-2 under the Advisers Act and shall be available for examination by representatives of the Securities and Exchange Commission (the "SEC"):

(1)	A copy of this Code and any other code of ethics of the Company or the Adviser that is, or at any time within the past six years has been, in effect shall be maintained in an easily accessible place;

(2)	A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)	A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, including any information provided in addition to the reports under subsection (A)(3) of this Section IV shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

(4)	A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

(5)
A copy of each report required under subsection (B)(5) of this Section IV shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)
A record of any decision and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of beneficial ownership in any securities in an Initial Public Offering or Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

(H)	Confidentiality. All reports of Covered Securities transactions, duplicate confirmations, account statements and other information filed with CĪON Investment or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC or otherwise to comply with applicable law or the order of a court of competent jurisdiction.

SECTION V:  ADDITIONAL PROHIBITIONS

(A)
Confidentiality of the Company's Transactions. Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning the securities "being considered for purchase or sale" by the Company shall be kept confidential by all Covered Personnel and disclosed by them only on a "need to know" basis.  It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors of the Company.

(B)	Outside Business Activities and Directorships. Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Company. Similarly, no such outside business activities may be inconsistent with the interests of the Company. All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer.

(C)	Gratuities. As a general matter, Covered Personnel shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person's employer that does business, or proposes to do business, with the Company. For the detailed gift policy of CĪON Investment, reference is made to the "Gift" policy attached to the Manual as APPENDIX E.

SECTION VI:  SANCTIONS

Upon determination that a violation of this Code has occurred, appropriate management personnel of CĪON Investment may impose such sanctions as they deem appropriate, including, among other things, disgorgement of profits, a letter of censure, or suspension or termination of the employment of the violator.  All violations of this Code and any sanctions imposed with respect thereto shall be reported in a timely manner to the Board of Directors of the Company.

EXHIBIT A
[To the Code of Ethics]

FORM OF CONFLICTS OF INTEREST LOG

Actual or Apparent Conflict between:		Conflict Description	Mitigating Disclosures Summary	Mitigating Controls Summary	Date of Inclusion on the Log[2]
Party or Parties	Party or Parties

1 Conflicts of interest may have been recognized and appropriately addressed prior to their addition to this Conflicts log.

EXHIBIT B
[To the Code of Ethics]

FORM OF INITIAL HOLDINGS REPORT

Please see Compliance Science – Personal Trading Control Center at https://aca.complysci.com

EXHIBIT C
[To the Code of Ethics]

FORM OF QUARTERLY TRANSACTION REPORT

Please see Compliance Science – Personal Trading Control Center at https://aca.complysci.com

EXHIBIT D
[To the Code of Ethics]

FORM OF ANNUAL HOLDINGS REPORT

Please see Compliance Science – Personal Trading Control Center at https://aca.complysci.com

EXHIBIT E
[To the Code of Ethics]

TRADE PRE-CLEARANCE FORM

Please see Compliance Science – Personal Trading Control Center at https://aca.complysci.com

EXHIBIT F
[To the Code of Ethics]

ACKNOWLEDGEMENT AND CERTIFICATION

Please see Compliance Science – Personal Trading Control Center at https://aca.complysci.com

ATTACHMENT 1
SAMPLE ANNUAL COMPLIANCE QUESTIONNAIRE SUPPLEMENT

Please see Compliance Science – Personal Trading Control Center at https://aca.complysci.com

EXHIBIT G
[To the Code of Ethics]

FORM OF CODE OF ETHICS ACKNOWLEDGEMENT LOG

Name	Hire Date	Date of Initial Acknowledgement	Dates of Subsequent Acknowledgements
			Date	Date	Date	Date	Date	Date